Exhibit 4.1

AMENDMENT NO. 2 TO CREDIT AGREEMENT

This Amendment No. 2 to Credit Agreement, dated as of December 12, 2017 (this “Amendment”) is among Oil States International, Inc., a Delaware corporation (the “Borrower”), each of the Guarantors, the Lenders party hereto and Wells Fargo Bank, N.A. (“Wells Fargo”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders.

INTRODUCTION

WHEREAS, the Borrower, the lenders party thereto (the “Lenders”) and the Administrative Agent are parties to the Credit Agreement dated as of May 28, 2014 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”);

WHEREAS, the Borrower and its Subsidiaries have requested that the Lenders make certain amendments to the Credit Agreement as specified herein; and

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.     Definitions. Unless otherwise defined in this Amendment, terms used in this Amendment that are not defined herein and are defined in the Credit Agreement shall have the meanings assigned to such terms in the Credit Agreement.

Section 2.     Amendments.

(a)          The Credit Agreement shall be amended as follows:

(i)       Table of Contents to the Credit Agreement shall be amended by (x) replacing the title of Section 2.24 with “[Reserved]” and (y) adding a reference to the new Section 9.23 titled “Acknowledgement and Consent to Bail-In of EEA Financial Institutions”.

(ii)      The reference to “$600,000,000” in the second full paragraph of the Credit Agreement shall be deleted and replaced with “$425,000,000”.

(iii)     Section 1.01 to the Credit Agreement shall be amended by adding the following definitions in the appropriate alphabetical order:

“‘Amendment No. 2’ shall mean that certain Amendment No. 2 to Credit Agreement dated as of the Amendment No. 2 Effective Date among the Borrower, the Guarantors, the Administrative Agent and the Required Lenders.”

“‘Amendment No. 2 Effective Date’ shall mean December 12, 2017.”

“‘Bail-In Action’ shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.”

“‘Bail-In Legislation’ shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.”

“‘Brazos Acquisition’ shall mean the acquisition by the Borrower or a Guarantor of all the Equity Interests in GEODynamics, Inc., a Delaware corporation substantially in accordance with the terms of the Brazos Purchase Documents without giving effect to any amendments, waivers or consents thereto that are not acceptable to the Administrative Agent.”

“‘Brazos Acquisition Effective Date’ shall mean the date on which the Brazos Acquisition is consummated in accordance with Section 6.04(g).”

“‘Brazos Purchase Documents’ shall have the meaning given to such term in the Amendment No. 2.”

“‘EEA Financial Institution’ shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.”

“‘EEA Member Country’ shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.”

“‘EEA Resolution Authority’ shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.”

“‘Equity Issuance’ shall mean any issuance of common equity securities or any other common Equity Interests by the Borrower or any of its Subsidiaries other than equity securities issued (i) to the Borrower or one of its Subsidiaries, and (ii) pursuant to employee or director and officer stock option plans in the ordinary course of business.”

“‘Equity Issuance Proceeds’ shall mean, with respect to any Equity Issuance, all cash and cash equivalent investments received by the Borrower or any of its Subsidiaries from such Equity Issuance (other than from any other Loan Party) after payment of, or provision for, all underwriter fees and expenses, SEC and blue sky fees, printing costs, fees and expenses of accountants, lawyers and other professional advisors, brokerage commissions and other out-of-pocket fees and expenses actually incurred in connection with such Equity Issuance.”

“‘EU Bail-In Legislation Schedule’ shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.”

“‘Net Cash Proceeds’ means, with respect to any issuance or incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.”

“‘Utilization Percentage’ shall mean, as of any day, the fraction expressed as a percentage, the numerator of which is the aggregate Revolving Credit Exposure of the Lenders on such day, and the denominator of which is the Total Commitment in effect on such day.”

“‘Write-Down and Conversion Powers’ shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.”

(iv)     Section 1.01 to the Credit Agreement shall be amended by deleting the definition of “Applicable Percentage” in its entirety and replacing it with the following:

“‘Applicable Percentage’ shall mean, for any day, with respect to any Eurocurrency Loan, ABR Loan or the Commitment Fee, the applicable percentage set forth Table A below and under the applicable caption, based upon the Leverage Ratio as of the relevant date of determination:

Table A
Leverage Ratio	Eurocurrency Spread	ABR Spread	Commitment Fee Percentage
Category 1 Less than 1.50 to 1.00	1.75%	0.75%	0.375%
Category 2 Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	2.00%	1.00%	0.375%
Category 3 Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	2.25%	1.25%	0.375%
Category 4 Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	2.50%	1.50%	0.50%
Category 5 Greater than or equal to 3.00 to 1.00	3.00%	2.00%	0.50%

provided, however, that, if the Utilization Percentage as of any day is greater than 50% and such day is prior to May 28, 2018, then “Applicable Percentage” shall mean, for such day, with respect to any Eurocurrency Loan, ABR Loan or the Commitment Fee, the applicable percentage set forth in Table B below and under the applicable caption, based upon the Leverage Ratio as of the relevant date of determination:

Table B
Leverage Ratio	Eurocurrency Spread	ABR Spread	Commitment Fee Percentage
Category 1 Less than 1.50 to 1.00	1.75%	0.75%	0.375%
Category 2 Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	2.00%	1.00%	0.375%
Category 3 Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	2.25%	1.25%	0.375%
Category 4 Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	3.00%	2.00%	0.50%
Category 5 Greater than or equal to 3.00 to 1.00	3.50%	2.50%	0.50%

provided, further, that, if the Utilization Percentage as of any day is greater than 50% and such day is on or after May 28, 2018, then “Applicable Percentage” shall mean, for such day, with respect to any Eurocurrency Loan, ABR Loan or the Commitment Fee, the applicable percentage set forth in Table C below and under the applicable caption, based upon the Leverage Ratio as of the relevant date of determination:

Table C
Leverage Ratio	Eurocurrency Spread	ABR Spread	Commitment Fee Percentage
Category 1 Less than 1.50 to 1.00	1.75%	0.75%	0.375%
Category 2 Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	2.00%	1.00%	0.375%
Category 3 Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	2.25%	1.25%	0.375%
Category 4 Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	4.00%	3.00%	0.50%
Category 5 Greater than or equal to 3.00 to 1.00	4.50%	3.50%	0.50%

Each change in the application of Table A, Table B or Table C based on the Utilization Percentage and date shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. Each change in the Applicable Percentage resulting from a change in the Leverage Ratio shall be effective with respect to all Loans and Letters of Credit outstanding on and after the date of delivery to the Administrative Agent of the financial statements required by Section 5.04(a) or (b) and the Compliance Certificate required by Section 5.04(c), respectively, indicating such change until the date immediately preceding the next date of delivery of such financial statements indicating another such change; provided, however, that at any time during which the Borrower has failed to deliver when due the financial statements required by Section 5.04(a) or (b) and the Compliance Certificate required by Section 5.04(c), respectively, the Leverage Ratio shall be deemed to be in Category 5 for purposes of determining the Applicable Percentage. Notwithstanding the foregoing, (x) from the Effective Date through but excluding the date of delivery to the Administrative Agent of financial statements required by Section 5.04(a) or (b) and the Compliance Certificate required by Section 5.04(c), respectively, the Leverage Ratio shall be deemed to be in Category 1 for purposes of determining the Applicable Percentage and (y) thereafter, subject to the proviso in the immediately preceding sentence, the Applicable Percentage shall be based on the Leverage Ratio reflected in the most recently delivered financial statements required by Section 5.04(a) or (b) and the Compliance Certificate required by Section 5.04(c), respectively.”

(v)     Section 1.01 to the Credit Agreement shall be amended by deleting the definition of “Commitment” in its entirety and replacing it with the following:

“‘Commitment’ shall mean, with respect to each Lender, the commitment of such Lender to (a) make Revolving Credit Loans hereunder, (b) purchase participations in the L/C Exposure and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment”, or in the Assignment and Acceptance pursuant to which such Lender assumed its Commitment, as applicable, as the same may be (i) reduced from time to time pursuant to Section 2.09, or (ii) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The Total Commitment as of the Amendment No. 2 Effective Date is $425,000,000.”

(vi)     The definition of “Defaulting Lender” in Section 1.01 to the Credit Agreement shall be amended by (x) deleting the “or” at the end of clause (c) thereof; (y) adding “or” to the end of clause (d) thereof, and (z) adding the following new clause (e):

“(e) has become the subject of a Bail-In Action;”.

(vii)     The definition of “EBITDA” in Section 1.01 to the Credit Agreement shall be amended by (x) adding a comma after the word “period” in clause (a) thereof; (y) deleting the word “and” at the end of clause (v) thereof; and (z) adding the following new clause (vii) immediately after clause (vi) and before the word “minus”:

“(vii) transaction costs associated with the Brazos Acquisition in an aggregate amount not to exceed $5,000,000,”.

(viii)    The definition of “Federal Funds Effective Rate” in Section 1.01 to the Credit Agreement shall be amended by adding the following to the end thereof:

“If the Federal Funds Effective Rate as of any determination shall be less than zero, such rate shall be deemed zero for purposes of such determination.”

(ix)     The definition of “Fee Letter” in Section 1.01 to the Credit Agreement shall be deleted in its entirety and replaced with the following:

“‘Fee Letter’ shall mean (1) the letter agreement dated as of April 2, 2014, and (2) the letter agreement dated as of December 12, 2017, each among the Borrower, the Wells Fargo Securities, LLC and the Administrative Agent.”

(x)     The definition of “LIBO Rate” in Section 1.01 to the Credit Agreement shall be amended by adding the following to the end thereof:

“If the LIBO Rate as of any determination shall be less than zero, such rate shall be deemed zero for purposes of such determination.”

(xi)     The definition of “Material Subsidiary” in Section 1.01 to the Credit Agreement shall be deleted in its entirety and replaced with the following:

“‘Material Subsidiary’ shall mean any Subsidiary of the Borrower that has either (a) net tangible assets (excluding assets that are eliminated in the calculation of consolidated net tangible assets of the Borrower and its Subsidiaries) that constitute more than 5% of the consolidated net tangible assets of the Borrower and its Subsidiaries or (b) EBITDA greater than 5% of Consolidated EBITDA (with such consolidated net tangible assets, EBITDA and Consolidated EBITDA calculated as of the most recent date for which financial statements required to be delivered pursuant to Sections 5.04(a) or (b) are available); provided that if (i) the combined net tangible assets of the Subsidiaries that are not considered to be Material Subsidiaries (referred to herein as the “Immaterial Subsidiaries”) exceeds 15% of consolidated net tangible assets of the Borrower and its Subsidiaries, or (ii) the combined EBITDA of the Immaterial Subsidiaries exceeds 15% of Consolidated EBITDA, then one or more of such Immaterial Subsidiaries shall be deemed to be Material Subsidiaries in descending order based on the respective percentage of consolidated net tangible assets or percentage of Consolidated EBITDA until such excess shall have been eliminated. Each Material Subsidiary listed on Schedule 1.01(b) is a Guarantor as of the Amendment No. 2 Effective Date.”

(xii)     Section 1.01 to the Credit Agreement shall be amended by deleting the definition of “Permitted Acquisition” in its entirety and replacing it with the following:

“‘Permitted Acquisition’ shall mean (a) the Brazos Acquisition permitted under Section 6.04(g) and (b) any acquisition of an Acquired Entity meeting all the criteria of Section 6.04(i).”

(xiii)     The definition of “Prime Rate” in Section 1.01 to the Credit Agreement shall be amended by adding the following to the end thereof:

“If the Prime Rate as of any determination shall be less than zero, such rate shall be deemed zero for purposes of such determination.”

(xiv)     Section 1.01 to the Credit Agreement shall be amended by deleting the definition of “Total Debt” in its entirety and replacing it with the following:

“‘Total Debt’ shall at any time shall mean the Indebtedness of the Borrower and its Subsidiaries at such time (excluding (a) Indebtedness of the type described in clause (i) of the definition of such term, except to the extent of any unreimbursed drawings thereunder and (b) earn-out or other type of deferred purchase price Indebtedness of the type described in clause (e) of the definition of such term but only to the extent such Indebtedness is not a liability under GAAP).”

(xv)     Section 1.01 to the Credit Agreement shall be amended by deleting the definitions of “Commitment Increase”, “Increase Date” and “Increasing Lender" in their entirety.

(xvi)    Section 2.12 to the Credit Agreement shall be amended by deleting clause (b) in its entirety and replacing it with the following:

“(b) Within one Business Day of the receipt of Net Cash Proceeds from any incurrence of Indebtedness pursuant to Section 6.01(i), the Borrower shall repay the Loans in an amount equal to the lesser of (i) the Loans then outstanding and (ii) the amount of such Net Cash Proceeds.”

(xvii)    The last sentence of Section 2.23(a)(iv) to the Credit Agreement shall be amended by deleting it in its entirety and replacing it with the following:

“Subject to Section 9.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.”

(xviii)   Section 2.24 to the Credit Agreement shall be amended by deleting it in its entirety and replacing it with “[Reserved]”.

(xix)     Section 3.08 to the Credit Agreement shall be amended by adding the phrase “Amendment No. 2” before “Effective Date”.

(xx)     Clauses (e) and (f) of Section 6.01 to the Credit Agreement shall be amended by replacing each reference to “guarantees” with “Guarantees”.

(xxi)     Section 6.01 to the Credit Agreement shall be amended by (x) deleting the “and” at the end of clause (g) thereof; (y) adding “and” to the end of clause (h) thereof; and (z) adding the following new clause (i) to the end thereof:

“(i) unsecured Indebtedness incurred by the Borrower and Guarantees thereof by the Guarantors in an aggregate principal amount not to exceed $325,000,000; provided that (A) such Indebtedness and Guarantees are incurred after the Brazos Acquisition Effective Date but prior to the delivery of the financial statements for the fiscal quarter ending June 30, 2018 as required under Section 5.04(b) or the filing of comparable financial statements with the SEC for such fiscal quarter end, and (B) as of the date of incurrence, the Leverage Ratio (as of the most recently completed period of four consecutive fiscal quarters ending prior to such transaction for which the financial statements required by Section 5.04(a) or 5.04(b) have been delivered or for which comparable financial statements have been filed with the SEC, and after giving pro forma effect (using the criteria therefor described in Section 6.04(i)) to such transaction as if such transaction had occurred as of the first day of such period) would not be greater than 3.75 to 1.00.”

(xxii)     Section 6.04(g) to the Credit Agreement shall be amended by deleting it in its entirety and replacing it with the following:

“the Brazos Acquisition so long as no less than $200,000,000 of the consideration in respect thereof is paid in common Equity Interests of the Borrower; provided that, if the purchase price of the Brazos Acquisition has been increased or decreased since the delivery of the Brazos Purchase Documents to the Administrative Agent under Amendment No. 2, then the foregoing minimum requirement shall be increased or decreased on a pro rata basis;”

(xxiii)    Section 6.04(i) to the Credit Agreement shall be amended by (v) deleting the parenthetical in the first proviso thereof; (w) adding “or Section 6.04(n)” after “6.04(m)” in subclause (iii) thereof; (x) deleting the word “and” after subclause (iii) thereof; (y) adding the word “and” after subclause (iv) thereof; and (z) adding a new clause (v) as follows:

“(v) from and after the Amendment No. 2 Effective Date, the aggregate amount of consideration paid by or on behalf of the Borrower or applicable Subsidiary in connection with all such acquisitions effected on or after the Amendment No. 2 Effective Date shall not exceed $25,000,000 (but not including Equity Issuance Proceeds (and commom Equity Interests of the Borrower) applied as consideration for an acquisition and received substantially concurrently with the completion of such acquisition);”.

(xxiv)    Section 6.04 to the Credit Agreement shall be amended by deleting clause (m) it in its entirety and replacing it with the following:

“(m)      So long as no Event of Default is continuing at the time such Investment is made, Investments by any Subsidiary in any Foreign Subsidiary in an aggregate amount not to exceed $25,000,000; and

(n)      other Investments, without duplication, in an aggregate amount (valued at cost or outstanding principal amount, as the case may be) not greater than 15% of the Borrower’s Consolidated Net Worth calculated on the date of such Investment as of the most recent fiscal quarter for which financial statements are available; provided, that, no Investment in or acquisition of any Foreign Subsidiary or FSHCO and otherwise permitted under this Section 6.04(n) shall be made after the Effective Date if as of the date such Investment is made hereunder: (x) a Default under Section 7.01(b), (c), (g) or (h) or Event of Default exists or would immediately result therefrom, or (y) immediately after giving effect to each such Investment or acquisition, Liquidity is less than $100,000,000.”

(xxv)     Section 6.11 to the Credit Agreement shall be amended by deleting it in its entirety and replacing it with the following:

“Section 6.11      Maximum Leverage Ratio. Permit the Leverage Ratio for any period of four consecutive fiscal quarters of the Borrower, in each case taken as one accounting period, to be greater than: (a) 3.25 to 1.0 for each fiscal quarter ending on or prior to December 31, 2017, (b) if the Brazos Acquisition Effective Date has not occurred on or prior thereto, 3.25 to 1.0 for the fiscal quarter ending March 31, 2018, (c) if the Brazos Acquisition Effective Date has occurred on or prior thereto, 3.75 to 1.0 for the fiscal quarter ending March 31, 2018, (d) if the Brazos Acquisition Effective Date has not occurred on or prior thereto, 3.25 to 1.0 for the fiscal quarter ending June 30, 2018, (d) if the Brazos Acquisition Effective Date has occurred on or prior thereto, 3.75 to 1.0 for the fiscal quarter ending June 30, 2018, and (e) 3.25 to 1.0 for each fiscal quarter ending on or after September 30, 2018.”

(xxvi)     The Credit Agreement shall be amended by adding a new Section 9.23 after Section 9.22 as follows:

“Section 9.23      Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)         the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)         the effects of any Bail-in Action on any such liability, including, if applicable:

(i)        a reduction in full or in part or cancellation of any such liability;

(ii)      a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)     the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.”

(b)          Schedule 1.01(b) of the Credit Agreement shall be amended by replacing it with the Schedule 1.01(b) attached hereto.

(c)           Schedule 2.01 of the Credit Agreement shall be amended by replacing it with the Schedule 2.01 attached hereto.

(d)          Schedule 3.08 of the Credit Agreement shall be amended by replacing it with the Schedule 3.08 attached hereto.

(e)          Schedule 3.19 of the Credit Agreement shall be amended by replacing it with the Schedule 3.19 attached hereto.

(f)           Exhibit I - Form of Compliance Certificate of the Credit Agreement shall be amended by replacing it with Exhibit I - Form of Compliance Certificate attached hereto.

Section 3.     Reduction of Total Commitment. This Agreement shall be deemed written notice by the Borrower of a ratable reduction in part of the unused portion of the Total Commitment pursuant to Section 2.09 of the Credit Agreement. On the date hereof, after giving effect to the contemplated reduction herein, (a) the Total Commitments shall be as set forth on the revised Schedule 2.01 attached hereto, and (b) each Lender’s Commitment shall be automatically decreased to the amount set forth adjacent to such Lender’s name on such replacement Schedule 2.01.

Section 4.     Representations and Warranties. The Borrower represents and warrants to the Administrative Agent and the Lenders that:

(a)     the representations and warranties set forth in Article III of the Credit Agreement and in each other Loan Document are true and correct in all material respects (provided that to the extent any representation and warranty is qualified as to “Material Adverse Effect” or otherwise as to “materiality”, such representation and warranty is true and correct in all respects) on and as of the date hereof with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date;

(b)     no Event of Default or Default has occurred and is continuing;

(c)     (i) the execution, delivery, and performance of this Amendment are within the corporate power and authority of the Borrower and each other Loan Party and have been duly authorized by appropriate proceedings, and (ii) this Amendment constitutes a legal, valid, and binding obligation of the Borrower and each other Loan Party, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and general principles of equity.

Section 5.     Effectiveness. This Amendment hereof shall be made effective, and the Credit Agreement shall be amended as provided in this Amendment, upon the occurrence of the following conditions precedent:

(a)     the Administrative Agent shall have received duly and validly executed copies of this Amendment on behalf of the Borrower, the Guarantors, the Administrative Agent and Lenders constituting the Required Lenders;

(b)     the Administrative Agent shall have received duly and validly executed fee letter dated on or about the date hereof among Wells Fargo Securities, LLC and the Borrower (the “Amendment No. 2 Fee Letter”);

(c)     the Administrative Agent or Wells Fargo Securities, LLC, as applicable, shall have received all fees and other amounts due and payable on or prior to the date of this Amendment, including (i) to the extent invoiced two Business Days prior to the date hereof, reimbursement or payment of all out-of-pocket expenses (including, without limitation, the reasonable fees, charges and disbursements of counsel for the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document, and (ii) the fees required under the Amendment No. 2 Fee Letter;

(d)     the Administrative Agent shall have received a certified, fully executed, correct and complete copy of that certain Stock Purchase Agreement, dated as of the date hereof, by and among GEODynamics B.V., a Netherlands private limited liability company, LRP IV Luxembourg Holdings S.A.R.L., a Luxembourg limited liability company, and LRP V Luxembourg Holdings S.A.R.L., a Luxembourg limited liability company, Oakall Management Limited, LLC, a Texas limited liability company, and GEODynamics Partners LLC, a Delaware limited liability company, David Sanford Wesson, Robert E. Davis and Johnny Joslin, each a natural Person, GEODynamics, Inc., a Delaware corporation, the Borrower, and the subsidiary of the Borrower party thereto, in form and substance satisfactory to the Administrative Agent, with such amendments, waivers and consents thereto acceptable to the Administrative Agent, and each other material agreement, document or instrument executed in connection therewith (collectively, the “Brazos Purchase Documents”); and

(e)     the Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary (or such other corporate officer satisfactory to the Administrative Agent) of the Borrower dated as of the date hereof and certifying (1) that attached thereto is a true and complete copy of the organizational documents of the Borrower as in effect on the date hereof and at all times since a date prior to the date of the resolutions described in clause (2) below, (2) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or persons performing similar functions) of the Borrower authorizing the Transactions to be entered into by the Borrower and the execution, delivery and performance of the Amendment and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (3) as to the incumbency and specimen signature of the officer executing the Amendment; provided, that, with respect to any of the certifications required in the foregoing clauses (1), (2) or (3), a certification that such organizational documents, resolutions or incumbency and specimen signature have not changed since the delivery of the certificate required pursuant to Section 4.02(a)(v) of the Credit Agreement shall be sufficient to satisfy this condition.

Section 6.     Reaffirmation of Guaranty and Liens; Agreement.

(a)     Each of the Borrower and each of its Subsidiaries that is listed on the signature pages to this Amendment (each, a “Guarantor”) (i) is party to a Guarantee Agreement, guaranteeing payment of the Obligations, (ii) has reviewed the Amendment and related documents, and (iii) waives any defenses to the enforcement of its Guarantee Agreement that it may have, and agrees that according to its terms such Guarantee Agreement will continue in full force and effect to guaranty the Obligations under the Loan Documents, as the same may be amended, supplemented, or otherwise modified, and such other amounts in accordance with the terms of such Guarantee Agreement.

(b)     Each of the Borrower and each Guarantor (i) is party to certain Security Documents securing and supporting the Obligations, (ii) has reviewed the Amendment and related documents, (iii) waives any defenses that it may have to the enforcement of the Security Documents to which they are party, (iv) agrees that according to their terms the Security Documents to which it is party will continue in full force and effect to secure the Obligations under the Loan Documents, as the same may be amended, supplemented, or otherwise modified, and (v) acknowledges, represents, and warrants that the Liens and security interests created by the Security Documents are valid and subsisting and create a first priority perfected security interest subject to Liens expressly permitted by Section 6.02 of the Credit Agreement in the Collateral to secure the Obligations.

(c)     The delivery of this Amendment does not indicate or establish a requirement that any Guarantee Agreement or Security Document requires any Guarantor’s approval of amendments to the Credit Agreement, but has been furnished as a courtesy at the Administrative Agent’s request.

Section 7.     Effect on Credit Documents.

(a)     Except as amended herein, the Credit Agreement and the Loan Documents remain in full force and effect as originally executed and are ratified and confirmed, and nothing herein shall act as a waiver of any of the Administrative Agent’s or Lenders’ rights and remedies under the Loan Documents, as amended, including the waiver of any Default or Event of Default, however denominated.

(b)     This Amendment is a Loan Document for the purposes of the provisions of the other Loan Documents. Without limiting the foregoing, any breach of representations, warranties, and covenants under this Amendment may be a Default or Event of Default under other Loan Documents.

Section 8.     Choice of Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.     Miscellaneous. This Amendment may be signed in any number of counterparts, each of which shall be an original. Delivery of an executed signature page to this Amendment by facsimile transmission or other electronic means shall be as effective as delivery of a manually signed counterpart of this Amendment. The captions in this Amendment are for convenience of reference only and shall not define or limit the provisions hereof. In the event that any one or more of the provisions contained in this Amendment shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Amendment.

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BORROWER:	OIL STATES INTERNATIONAL, INC.

By: /s/ Lloyd Hajdik

Name: Lloyd Hajdik Title: Executive Vice President, Chief Financial Officer and Treasurer

Signature Page to Amendment No. 2
(Oil States International, Inc.)

GUARANTORS:	ACUTE TECHNOLOGICAL SERVICES, INC.

CAPSTAR DRILLING, INC.

CAPSTAR HOLDING, L.L.C.

OIL STATES ENERGY SERVICES HOLDING, INC.

OIL STATES ENERGY SERVICES, L.L.C.

OIL STATES INDUSTRIES, INC.

OIL STATES MANAGEMENT, INC.

OIL STATES SKAGIT SMATCO, LLC

OSES INTERNATIONAL, LLC

TEMPRESS TECHNOLOGIES, INC.

OIL STATES INDUSTRIES US, INC.

By:	/s/ Lias J. Steen

Name: Lias J. Steen
Title: Secretary

Signature Page to Amendment No. 2
(Oil States International, Inc.)

WELLS FARGO BANK, N.A., as a Lender and Administrative Agent

By:	/s/ J.C. Hernandez
Name: J.C. Hernandez
Title: Managing Director

Signature Page to Amendment No. 2
(Oil States International, Inc.)

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Jay T. Sartai
Name: Jay T. Sartain
Title: Authorized Signatory

Signature Page to Amendment No. 2
(Oil States International, Inc.)

COMPASS BANK, as a Lender

By:	/s/ Michael Song
Name: Michael Song
Title: Senior Vice President

Signature Page to Amendment No. 2
(Oil States International, Inc.)

ABN AMRO Capital USA LLC, as a Lender

By:	/s/ Paul Snow
Name: Paul Snow
Title: Vice President

By:	/s/ John Sullivan
Name: John Sullivan
Title: Managing Director

Signature Page to Amendment No. 2
(Oil States International, Inc.)

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Tyler Ellis
Name: Tyler Ellis
Title: Director

Signature Page to Amendment No. 2
(Oil States International, Inc.)

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Anca Loghin
Name: Anca Loghin
Title: Authorized Officer

Signature Page to Amendment No. 2
(Oil States International, Inc.)

FIFTH THIRD BANK, as a Lender

By:	/s/ Neil Mesch
Name: Neil Mesch
Title: SVP

Signature Page to Amendment No. 2
(Oil States International, Inc.)

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Matthew Brice
Name: Matthew Brice
Title: Vice President

Signature Page to Amendment No. 2
(Oil States International, Inc.)

HSBC BANK USA, N.A., as a Lender

By:	/s/ Jay Fort
Name: Jay Fort
Title: Senior Vice President

Signature Page to Amendment No. 2
(Oil States International, Inc.)

REGIONS BANK, as a Lender

By:	/s/ Iliana Suarez
Name: Iliana Suarez
Title: Vice President

Signature Page to Amendment No. 2
(Oil States International, Inc.)

ZB, N.A. D/B/A AMEGY BANK, as a Lender

By:	/s/ Michael Threadgill
Name: Michael Threadgill
Title: Vice President

Signature Page to Amendment No. 2
(Oil States International, Inc.)

BARCLAYS BANK PLC, as a Lender

By:	/s/ Louise Brechin
Name: Louise Brechin
Title: Director

Signature Page to Amendment No. 2
(Oil States International, Inc.)

CREDIT SUISSE AG, CAYMAN ISLANDS
BRANCH, as a Lender

By:	/s/ Mikhail Faybusovich
Name: Mikhail Faybusovich
Title: Authorized Signatory

By:	/s/ Christopher Zybrick
Name: Christopher Zybrick
Title: Authorized Signatory

Signature Page to Amendment No. 2
(Oil States International, Inc.)

SUMITOMO MITSUI BANKING
CORPORATION, as a Lender

By:	/s/ Akira Fujiwara
Name: Akira Fujiwara
Title: Managing Director

Signature Page to Amendment No. 2
(Oil States International, Inc.)

WHITNEY BANK, as a Lender

By:	/s/ Eric Luttrell
Name: Eric Luttrell
Title: Senior Vice President

Signature Page to Amendment No. 2
(Oil States International, Inc.)

CADENCE BANK, N.A., as a Lender

By:	/s/ Tim Ashe
Name: Tim Ashe
Title: Assistant Vice President

Signature Page to Amendment No. 2
(Oil States International, Inc.)

SCHEDULE 2.01

Lenders and Commitments

Bank	Commitment
Wells Fargo Bank, N.A.	$47,458,333.40
Royal Bank of Canada	$35,416,666.66
Compass Bank	$35,416,666.66
ABN AMRO Capital USA LLC	$35,416,666.66
Bank of America, N.A.	$34,000,000.00
JPMorgan Chase Bank, N.A.	$26,916,666.66
Fifth Third Bank	$26,916,666.66
Capital One, National Association	$24,791,666.66
HSBC Bank USA, N.A.	$24,791,666.66
Regions Bank	$24,791,666.66
ZB, N.A. D/B/A Amegy Bank	$21,250,000.00
Barclays Bank PLC	$21,250,000.00
Credit Suisse AG	$17,000,000.00
Sumitomo Mitsui Banking Corporation	$14,166,666.66
Whitney Bank	$14,166,666.66
DNB Capital LLC	$12,750,000.00
Cadence Bank, N.A.	$8,500,000.00
TOTAL	$425,000,000